EXHIBIT 10.6

CHANGE IN CONTROL AGREEMENT

     This Change in Control Agreement (the “Agreement”) is entered into as of the      day of      , 2002, by and between Archstone-Smith Operating Trust, a Maryland real estate investment trust (the “Operating Trust”), Archstone-Smith Trust, a Maryland real estate investment trust (“ASN”) (Operating Trust and ASN are sometimes hereinafter collectively referred to as the “Company”) and [insert name] (the “Executive”) under the following circumstances:

     A.     The Company wishes to assure itself of the continuity of the Executive’s services in the event of an actual change in control of the Company;

     B.     The Company and the Executive accordingly desire to enter into this Agreement on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed by and between the parties as follows:

       1.     Term of Agreement. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue through December 31, 2002; provided, however, that on such date and on each December 31 thereafter, the Term of this Agreement shall automatically be extended for one additional year unless, not later than sixty (60) days prior to December 31 either party shall have given notice that such party does not wish to extend the Term; and provided, further, that if a Change in Control (as defined in Paragraph 3 below) shall have occurred during the original or any extended Term of this Agreement, the Term of this Agreement shall continue for a period of [thirty-six if Tier 1; twenty-four if Tier 2; twelve if Tier 3] calendar months beyond the calendar month in which such Change in Control occurs.

       2.     Employment After Change in Control. If the Executive is in the employ of the Company on the date of a Change in Control, the Company hereby agrees to continue Executive in its employ for the period commencing on the date of the Change in Control and ending on the last day of the Term of this Agreement (the “Employment Period”). During the Employment Period, the Executive shall hold such position with the Company and exercise such authority and perform such duties as are substantially commensurate with the Executive’s position, authority and duties immediately prior to the Change in Control. The Executive agrees that, during the Employment Period, the Executive shall devote full business time and attention to the Executive’s duties and perform such duties faithfully and efficiently; provided, however, that nothing in this Agreement shall prevent the Executive from voluntarily resigning from employment upon 30 days’ written notice to the Company under circumstances which do not constitute a Termination (as defined in Paragraph 5 below).

       3.     Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:

         a.     the shareholders of ASN approve a definitive agreement to merge ASN or the Operating Trust into or consolidate ASN or the Operating Trust with another entity, sell or otherwise dispose of all or substantially all of the assets of the Operating Trust, or adopt a plan of liquidation; provided that if the merger, consolidation, sale of assets or liquidation is not consummated for any reason, then no Change in Control shall be deemed to have occurred; and provided further, that if the merger, consolidation, sale of assets or liquidation is consummated, then a Change in Control shall be deemed to have occurred as of the date of the shareholder approval of such transaction. A Change in Control shall not be deemed to have occurred, however, by reason of a transaction (or a substantially concurrent or otherwise related series of transactions) (a “Transaction”) upon the completion of which [75% for corporate/ 50% for division personnel] or more of the beneficial ownership of the voting power of ASN, the surviving entity or entity directly or indirectly controlling ASN or the surviving entity, as the case may be, is held by the same persons (although not necessarily in the same proportion) as held the “beneficial ownership” (as defined in Rule 13(d)(3) under the Exchange Act) of the voting power of ASN immediately prior to the Transaction (except that upon the completion thereof, employees or employee benefit plans of ASN may be a new holder of such beneficial ownership); provided, however, that in the event that the shareholders of ASN immediately prior to the consummation of a Transaction beneficially own (not giving effect to any shares beneficially owned by such persons in any party to the Transaction other than ASN) less than [75% for corporate/ 50% for division personnel] of the voting power of ASN, the surviving entity or entity directly or indirectly controlling ASN or the surviving corporation, as the case may be, immediately after the consummation of the Transaction, then a Change in Control shall be deemed to have occurred. A transaction with an “Affiliate” of ASN (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall not be treated as a Change in Control; or,

         b.     the beneficial ownership of securities representing [25% for corporate/ 50% for division personnel] or more of the combined voting power of the ASN is acquired, other than from ASN, by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than by any trustee or other fiduciary holding securities under an employee benefit plan or other similar stock plan of ASN); or

         c.     at any time during any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Trustees of ASN cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by ASN’s shareholders, of each new Trustee was approved by a vote of at least two-thirds of the Trustees still in office at the time of such election or nomination who were trustees at the beginning of such period).

       4.     Compensation During the Employment Period. During the Employment Period, the Executive shall be compensated as follows:

         a.     The Executive shall receive an annual salary which is not less than his or her annual salary immediately prior to the Employment Period and shall be eligible to receive an increase in annual salary which is not materially less favorable than the greater of (i) the average percentage increases in salary for the Company’s other executives with comparable duties and responsibilities; and, (ii) the annual percentage increase provided to the Executive for the year immediately prior to the Employment Period;

         b.     the Executive shall be eligible to participate in short-term and long-term cash-based incentive compensation plans which provide bonus opportunities which are not materially less favorable to the Executive than the greater of (i) the opportunities provided to the Company’s other executives with comparable duties and responsibilities; and, (ii) the opportunities provided to the Executive under all such plans in which the Executive was participating prior to the Employment Period;

         c.     the Executive shall be eligible to participate in stock option, performance awards, restricted stock and other equity-based incentive compensation plans (the “Plans”) on a basis not materially less favorable to the Executive than the greater of the Plans available (i) to the Executive immediately prior to the Employment Period, or (ii) to other executives of the Company with comparable duties and responsibilities; and,

         d.     the Executive shall be eligible to receive employee benefits (including, but not limited to, tax-qualified and nonqualified savings plan benefits, medical insurance, disability income protection, life insurance coverage and death benefits) and perquisites which are not materially less favorable to the Executive than the greater of (i) the employee benefits and perquisites provided to the Company’s other executives with comparable duties and responsibilities, or (ii) the employee benefits and perquisites to which the Executive would be entitled under the Company’s employee benefit plans and perquisites as in effect immediately prior to the Employment Period.

       5.     Termination. For purposes of this Agreement, the term “Termination” shall mean termination of the employment of the Executive during the Employment Period (i) by the Company, for any reason other than death, Disability (as defined below) or Cause (as described below), or (ii) by resignation of the Executive upon the occurrence of one or more of the following events:

         a.     a material adverse change in the nature or scope of the Executive’s [title if for Tier 1 or 2], position, authorities or duties;

         b.     a breach by the Company of any of the subparagraphs of Paragraph 4 above, or the breach by the Company of any other provision of this Agreement;

         c.     the relocation of the Executive’s office to a location more than thirty miles from the location of the Executive’s office immediately prior to the Employment Period; or

         d.     the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, to the extent required under the provisions of Paragraph 20 below.

     In the case of a Termination initiated by the Company, the date of the Executive’s Termination shall be the date specified by the Company in its notice of termination delivered to the Executive. In the case of a Termination by the

Executive for any of the reasons noted in subparagraphs a, b, c, or d of this Paragraph 5, the date of the Executive’s Termination shall be the resignation date specified by the Executive in his or her written notice delivered to the Company. Any notice delivered under this Paragraph 5 will comply with the requirements of Paragraph 17 below.

     For purposes of this Agreement, the Executive shall be considered to have a “Disability” during the period in which the Executive is unable, by reason of a medically determinable physical or mental impairment (determined by a physician selected by the Executive), to engage in the material and substantial duties of his or her regular occupation, which condition is expected to be permanent.

     For purposes of this Agreement, “Cause” means, in the reasonable judgment of the Board of Trustees of ASN, (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company, after written notification by the Company of such failure, (ii) the willful engaging by the Executive in conduct which is demonstrably injurious to the Company, monetarily or otherwise, or (iii) the engaging by the Executive in egregious misconduct involving serious moral turpitude. For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action was in the best interest of ASN.

       6.     Severance Payments. Subject to the provisions of Paragraph 9 below, in the event of a Termination described in Paragraph 5 above, in lieu of the amount otherwise payable under Paragraph 4 above, the Executive shall continue to receive, at the Company’s expense, medical insurance, disability income protection (to the extent that the Executive is employed in a position that renders such coverage obtainable), life insurance coverage and death benefits, and perquisites in accordance with Subparagraph 4(d) above for a period of [insert 12, 24 or 36 months] after the date of Termination, and shall be entitled to a lump sum payment in cash no later than ten (10) business days after the date of Termination equal to the sum of:

         a.     the Executive’s unpaid salary, accrued vacation pay and unreimbursed business expenses through and including the date of Termination;

         b.     an amount equal to [insert 1, 2 or 3] times the Executive’s then current annual salary rate plus an amount equal to [insert 1,2 or 3] times the greater of (i) the Executive’s target bonus for the year in which Termination occurs, determined on the basis of the highest applicable performance targets having been met; or (ii) the actual bonus paid in the year prior to the year in which Termination occurs, provided that such bonus shall be annualized if the Executive was not employed by the Company for the entirety of such performance period. If any portion of such bonus payment is deferred, the determination of the bonus shall be made based upon what the bonus amount would have been for the applicable period in the absence of such deferral; and

         c.     an amount equal to the target bonus that would be paid to the Executive for the year of Termination if the highest applicable performance targets were met, prorated through the date of Termination.

     Except as may be otherwise specifically provided in an amendment of this Agreement adopted in accordance with Paragraph 22, in the event of a Termination during the Employment Period, the Executive shall not be eligible to receive any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company (or any Affiliate of the Company), including any arrangement of the Company (or any Affiliate of the Company) providing benefits upon involuntary termination of employment.

       7.     Deferred Compensation Plans.

         a.     For purposes of this Paragraph, “deferred compensation plans” shall mean all nonqualified deferred compensation plans presently maintained by the Company or adopted in the future by the Company. If a Change in Control occurs during the original or any extended Term of this Agreement, the Company shall, within thirty (30) days after the date of such Change in Control, establish a “rabbi trust” and transfer to such “rabbi trust” an amount of cash sufficient to provide all benefits accrued by the Executive under all deferred compensation plans. Thereafter, the Company will, at least quarterly, transfer to the “rabbi trust” an amount of cash sufficient to provide any additional benefits accrued by the Executive under all deferred compensation plans.

         b.     In the event of a Termination as set forth in Paragraph 5 above (and only in the event of such Termination): any election by the Executive as to the form of payment of benefits under any deferred compensation plan that is made within thirty (30) days after the date of Change in Control, and before the Executive is entitled to such benefits, will be given effect, whether or not such election was on file at least twelve (12) months prior to such Termination.

       8.     Share Awards. In the event of a Termination as set forth in Paragraph 5 above, the restrictions on any outstanding share awards (including nonqualified options, incentive share options, matching share options, purchased shares, restricted share units and performance units) granted to Executive under any incentive plan or arrangement shall lapse and such share awards shall become 100% vested, and all other awards granted to Executive shall become immediately exercisable and shall become 100% vested. The expiration date of Executive’s share options shall be the three-month anniversary of the date of the Termination as set forth in Paragraph 5 above. The provisions of this Paragraph 8 shall be controlling over any inconsistent provisions set forth in any share award agreement.

       9.     Make-Whole Payments. Subject to the following three sentences, if any payment or benefit to which the Executive is entitled, whether under this Agreement or otherwise, in connection with a Change in Control or the Executive’s termination of employment (a “Payment”) is subject to any tax under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar federal or state law (an “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Make Whole-Amount”) which is equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax that are imposed in connection with such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Executive under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clause (i) and clause (ii) and this clause (iii). Such Make Whole-Amount will not be paid to the Executive if the Payment is less than ten (10) percent above the maximum amount that may be paid without incurring Excise Tax. In the event that the Payment is greater than the maximum amount that may be paid without incurring Excise Tax, but less than 10 percent greater than the maximum amount, then the Payment shall be capped at the maximum amount that may be paid without incurring Excise Tax. In such event, the cash severance payments provided in Paragraph 6 above and/or the outplacement services provided in Paragraph 10 below, at the Executive’s election, shall be reduced to a level that results in the total Payment being equal to the maximum amount that may be paid without incurring Excise Tax.

         a.     For purposes of determining the Make-Whole Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make-Whole Amount is paid. The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Company coincident with the Payment with respect to which such Excise Tax relates.

         b.     All calculations under this Paragraph 9 shall be made initially by the Company and the Company shall provide prompt written notice thereof to the Executive to enable the Executive to timely file all applicable tax returns. Upon request of the Executive, the Company shall provide the Executive with sufficient tax and compensation data to enable the Executive or his tax advisor to independently make the calculations described in subparagraph (a) above and the Company shall reimburse the Executive for reasonable fees and expenses incurred for any such verification.

         c.     If the Executive gives written notice to the Company of any objection to the results of the Company’s calculations within sixty (60) days of the Executive’s receipt of written notice thereof, the dispute shall be referred for determination to tax counsel selected by the independent auditors of the Company (“Tax Counsel”). The Company shall pay all reasonable fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the Company shall pay the Executive the Make-Whole Amount as determined by the Company in good faith. The Company shall pay the Executive any additional amount determined by Tax Counsel to be due under this Paragraph 9 (together with interest thereon at a rate equal to 120% of the Federal short-term rate compounded daily determined under section 1274(d) of the Code) promptly after such determination.

         d.     The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a “Tax Authority”) determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.

         e.     If a Taxing Authority makes a claim against the Executive which, if successful, would require the Company to make a payment under this Paragraph 9, the Executive agrees to contest the claim, with counsel reasonably satisfactory to the Company, on request of the Company, subject to the following conditions:

           (1)  The Executive shall notify the Company of any such claim within ten (10) days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than thirty (30) days after the notice from the Executive or such shorter time as the Taxing Authority may specify for responding to such claim) request the Executive to contest the claim. The Executive shall not make any payment of any tax which is subject of the claim before the Executive has given the notice or during the thirty (30) day period thereafter unless the Executive receives written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this Paragraph 9 determined as if such advance were an Excise Tax, in which case the Executive will act promptly in accordance with such instructions.

           (2)  If the Company so requests, the Executive will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; provided, however, that any request by the Company for the Executive to pay the tax shall be accompanied by an advance from the Company to the Executive of funds sufficient to make the requested payment plus any amounts payable under this Paragraph 9 determined as if such advance were an Excise Tax. If directed by the Company in writing, the Executive will take all action necessary to compromise or settle the claim, but in no event will the Executive compromise or settle the claim or cease to contest the claim without the written consent of the Company; provided, however, that the Executive may take any such action if the Executive waives in writing his right to a payment under this Paragraph 9 for any amounts payable in connection with such claim. The Executive agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Company, the Executive shall take appropriate appeals of any judgment or decision that would require the Company to make a payment under this Paragraph 9. Provided that the Executive is in compliance with the provisions of this paragraph, the Company shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including attorneys’ fees, which may be incurred as a result of, contesting the claim, and shall provide to the Executive, within ten (10) days after each written request therefor by the Executive, cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Executive as a result of contesting the claim.

         f.     Should a Tax Authority finally determine that an additional Excise Tax is owed, then the Company shall pay an additional Make-Whole Amount to the Executive in a manner consistent with this Paragraph 9 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Executive shall repay such excess to the Company within thirty (30) days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by the Executive on such excess which is not offset by the tax benefit attributable to the repayment.

       10.     Outplacement Services. If the Executive’s Termination occurs during the Employment Period, the Company shall provide to the Executive, at the Executive’s election, outplacement services of an experienced firm, selected by the Company and acceptable to the Executive, located not more than thirty miles from the location of Executive’s office immediately prior to the Employment Period, provided that the cost of such services shall not exceed [$20,000 if tier 1; $15,000 if tier 2; $10,000 if tier 3] and such services shall not extend beyond twelve (12) months from the date of Executive’s Termination.

       11.     Deductions and Withholding. All payments to the Executive under this Agreement will be subject to applicable deductions and withholding of state and federal taxes.

       12.     Confidentiality, Non-Solicitation and Non-Competition. The Executive agrees that:

         a.     Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that the Executive has the express written authorization from the Company, the Executive agrees to keep secret and confidential both prior to and following any Termination all non-public information concerning the Company or any entity in which the ASN or the Operating Trust has a 25% or greater ownership interest (“Company-Related Entity”) which was acquired by or disclosed to Executive during the course of Executive’s employment with the Company or any Company-Related Entity controlled by the Operating Trust or ASN, and not to disclose the same, either directly or indirectly, to any other person, firm or business entity or to use it in any way.

         b.     While the Executive is employed by the Company or Company-Related Entity and for a period of one year after the date the Executive terminates employment for any reason, the Executive covenants and agrees that Executive will not, whether for Executive or for any other person, business, partnership, association, firm, company or corporation, initiate contact with, solicit, divert or take away any of the customers (entities or individuals from which the Company or any Company-Related Entity receives rents or payments for services) of the Company or any Company-Related Entity or employees of the Company or any Company-Related Entity in existence from time to time during Executive’s employment with the Company or any Company-Related Entity and at the time of such initiation, solicitation or diversion.

         c.     While the Executive is employed by the Company or any Company- Related Entity, the Executive covenants and agrees that Executive will not, directly or indirectly, engage in, assist, perform services for, plan for, establish or open, or have any financial interest (other than (i) ownership of 1% or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or included in the National Association of Securities Dealers Automated Quotation System, or (ii) ownership of securities in any entity affiliated with the Company) in any person, firm, corporation, or business entity (whether as an employee, officer, director or consultant) that engages in the acquisition, disposition, operation, development, management or financing of multifamily communities.

     The Executive acknowledges that the Company would be irreparably injured by a violation of this Paragraph 12 and the Executive agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of this Paragraph 12. The Company may seek this remedy in any court of competent jurisdiction, without regard to Paragraph 13 (Arbitration of All Disputes) of this Agreement. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

       13.     Arbitration of All Disputes. Except as provided in Paragraph 12 above, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Denver, Colorado, in accordance with the laws of the State of Colorado, by three arbitrators appointed by the parties. If the parties cannot agree within 30 days on the appointment of the arbitrators, one shall be appointed by the Company and one by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator within 10 days, then the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Tenth Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators, which shall be as provided in this Paragraph 13. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that the Executive determines that it is either necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with enforcement of his or her rights under this Agreement, the Company shall pay the Executive’s reasonable attorneys’ fees and costs and expenses in connection with enforcement of his or her rights (including the enforcement of any arbitration award in court). Payments shall be made to the Executive at the time such fees, costs and expenses are incurred. If, however, the arbitrators shall determine that, under the circumstances, payment by the Company of all or any part of any such fees, costs and expenses would be unjust, the Executive shall repay such amount to the Company in accordance with the order of the arbitrators. Any award of the arbitrators shall include interest at a rate or rates considered just under the circumstances by the arbitrators.

       14.     Mitigation and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set-off against the amounts payable to the Executive under this Agreement any amounts earned by the Executive in other employment after Termination of his or her employment with the Company, or any amounts which might have been earned by the Executive in other employment had he or she sought such other employment.

       15.     Additional Provisions Relating to Termination. If the Executive’s Termination occurs during the Employment Period, then, subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a notice of Termination, and ending on the date of Termination, the Executive shall continue to perform the duties as an employee, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive’s successor, if any. Notwithstanding the foregoing provisions of this paragraph, the Company may suspend the Executive from performing duties as an employee following the delivery of a notice of Termination providing for the Executive’s resignation, or delivery by the Company of a notice of Termination providing for the Executive’s termination of employment for any reason; provided, however, that during the period of suspension (which shall end on the Executive’s date of Termination), the Executive shall continue to be treated as employed by the Company for other purposes, and the Executive’s rights to compensation or benefits shall not be reduced by reason of the suspension.

     The Executive agrees that, for a reasonable period after the Executive’s Termination, the Executive will assist the Company and all Company-Related Entities in defense of any claims that may be made against the Company or any Company-Related Entity, and will assist the Company and any Company-Related Entity in the prosecution of any claims that may be made by the Company or any Company-Related Entity, to the extent that such claims may relate to services performed by the Executive for the Company or any such Company-Related Entity. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed against the Company or any Company-Related Entity. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses. The Company agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Company if asked to assist in any investigation of the Company or any Company-Related Entity (or their actions) that may relate to services performed by the Executive for the Company or any Company-Related Entity, regardless of whether a lawsuit has then been filed against the Company or any Company-Related Entity with respect to such investigation.

       16.     Non-Disparagement. While employed by the Company, and after the date of Termination, the Executive agrees to not make any false, defamatory or disparaging statements about the Company, or the officers or directors of the Company that are reasonably likely to cause damage to the Company, or the officers or directors of the Company. While the Executive is employed by the Company, and after the date of Termination, the Company agrees that neither the officers nor the Trustees of the Company shall make any false, defamatory or disparaging statements about the Executive that are reasonably likely to cause damage to the Executive.

       17.     Notices. Subject to the provisions of this Agreement, either the Company or the Executive may terminate the employment relationship upon no less than thirty (30) days’ notice to the other party. Any notices, requests, demands or other communications provided for by this Agreement shall be sufficient if in writing and if sent by hand delivery or registered, certified, or overnight mail to the Executive at the last address Executive has filed in writing with the Company or, in the case of the Company, to the attention of the Secretary of the Company, at its principal executive offices.

       18.     Binding Effect; Assignment. The Executive shall not have any right to pledge, hypothecate, or in any way create a lien upon any amounts provided under this Agreement, and no benefits payable hereunder shall be assignable in anticipation of payment, either by voluntary or involuntary acts, or by operation of law. Nothing in this paragraph shall limit the Executive’s rights or powers to dispose of his or her property by will, or limit any rights or powers which his or her executor or administrator would otherwise have. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount is still payable to the Executive hereunder had the Executive continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

       19.     Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Colorado, without application of conflict of laws provisions thereunder.

       20.     Successors. This Agreement shall be binding upon and inure to the benefit of the Company, and any successor to ASN and/or the Operating Trust. The Company shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether to all or substantially all of the business and/or assets of ASN and/or the Operating Trust, to expressly assume and agree to perform the obligations of this Agreement, unless such assumption occurs automatically as a matter of law. If a written assumption is required under the preceding sentence, such assumption shall require the successor company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

       21.     Employment Status. Nothing in this Agreement shall be deemed to create an employment agreement between the Company and the Executive providing for the employment of the Executive for any fixed period of time. The Executive’s employment is terminable at will by the Company of the Executive, meaning either party may terminate the employment relationship at any time, with or without Cause, subject in the event of a Termination, as defined in this Agreement, to (i) the notice provisions of Paragraph 2, 5, and 15, and (ii) the Company’s obligations to provide severance payments as required by Paragraph 6, the election rights of the Executive set forth in Paragraph 7(b) and the modifications to any outstanding awards set forth in Paragraph 8. Upon termination of the Executive’s employment prior to the date of a Change in Control, the Executive shall have no further rights under this Agreement.

     Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall be construed to affect the Company’s right to modify the Executive’s position or duties, compensation, or other terms of employment. This Agreement shall not be construed to require the Company to provide any compensation, benefits, or other rights under Paragraph 6 if the Executive’s employment is terminated outside the Employment Period. Nothing in this Agreement shall be construed to require the Company or any other person to take steps or not take steps (including, without limitation, the giving or withholding of consents) that would result in a Change in Control.

       22.     Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement or any such modification or amendment is sought. Either party hereto may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

       23.     Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

       24.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[Signatures are on following page]

SIGNATURE PAGE TO

CHANGE IN CONTROL AGREEMENT

     IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Trustees, the Trust has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

[Insert name]

[Insert title]

ARCHSTONE-SMITH TRUST

By:

Name:

Title:

ARCHSTONE-SMITH
OPERATING TRUST

By:

Name:

Title:

SCHEDULE TO CHANGE IN CONTROL AGREEMENT

The following persons have executed Change in Control Agreements with Archstone-Smith, which Agreements are in the same form as is set forth in Exhibit 10.7, with the only differences being those provisions noted in such form which vary based upon whether the individual is a Tier 1 Executive or a Tier 2 Executive.

TIER 1 EXECUTIVES: R. Scot Sellers, Chairman and Chief Executive Officer, is a Tier 1 Executive for purposes of the Change in Control Agreement.

TIER 2 EXECUTIVES: J. Lindsay Freeman, Chief Operating Officer, Charles E. Mueller, Jr., Chief Financial Officer, Richard A. Banks, President West Region, and Dana K. Hamilton, Executive Vice President, are Tier 2 Executives for purposes of the Change in Control Agreements.